UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2024

Nkarta, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39370	47-4515206
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1150 Veterans Boulevard South San Francisco, CA		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (925) 407-1049

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NKTX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01 Other Events.

On March 25, 2024, Nkarta, Inc. (the "Company") entered into an underwriting agreement (the "Underwriting Agreement") with Leerink Partners LLC and Cowen and Company, LLC, as representatives of the several underwriters named therein (the "Underwriters"), relating to the issuance and sale (the "Offering") of 21,010,000 shares (the "Shares") of the Company’s common stock, par value $0.0001 per share (the "Common Stock") at an offering price of $10.00 per share, and pre-funded warrants to purchase 3,000,031 shares of the Common Stock (the "Pre-Funded Warrants") at an offering price of $9.9999 per warrant. On March 27, 2024, the Company issued and delivered the Shares and Pre-Funded Warrants.

Net proceeds to the Company from the offering, after deducting underwriting discounts and commissions and estimated offering expenses, are approximately $225.2 million. The Company intends to use the net proceeds from the offering to fund the continued research and clinical development of NKX019, the continued buildout of internal manufacturing capabilities, and for working capital and for general corporate purposes.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities arising under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for the purposes of such agreement and as of specific dates, and were solely for the benefit of the parties to such agreement.

Each Pre-Funded Warrant will have an exercise price per share of $0.0001. The exercise price and the number of shares of Common Stock issuable upon exercise of each Pre-Funded Warrant is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock. The Pre-Funded Warrants will be exercisable immediately and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. A holder will not be entitled to exercise any portion of any pre-funded warrant that, upon giving effect to such exercise, would cause: (i) the aggregate number of shares of Common Stock beneficially owned by such holder (together with its affiliates) or (ii) the combined voting power of the securities beneficially owned by such holder (together with its affiliates) to exceed 19.99% or violate any of the Rules of the Nasdaq Stock Market LLC, including Rule 5635(b) thereof. However, any holder of a pre-funded warrant may increase or decrease such percentage to any other percentage not in excess of 19.99% upon at least 61 days’ prior notice to the Company.

The Offering was made pursuant to the Company’s registration statement on Form S-3 (File No. 333-270680), which was filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2023, and declared effective by the SEC on May 5, 2023.

The foregoing descriptions of the terms of the Underwriting Agreement and Pre-Funded Warrants are each qualified in their entirety by reference to the Underwriting Agreement and form of Pre-Funded Warrant, respectively, which are attached as Exhibit 1.1 and Exhibit 4.1 hereto, respectively, and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
1.1	Underwriting Agreement, dated March 25, 2024, among Nkarta, Inc., Leerink Partners LLC and Cowen and Company, LLC, as representatives of the several underwriters named therein.
4.1	Form of Pre-Funded Warrant.
5.1	Legal Opinion of O’Melveny & Myers LLP dated March 27, 2024.
23.1	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1 above).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nkarta, Inc.

Date: March 28, 2024	By:	/s/ Alicia Hager
Alicia J. Hager, J.D., Ph.D.
Chief Legal Officer